Exhibit 99.1

MPG OFFICE TRUST ENTERS INTO AGREEMENT TO SELL
U.S. BANK TOWER IN DOWNTOWN LOS ANGELES

LOS ANGELES, March 11, 2013 - MPG Office Trust, Inc. (NYSE: MPG) has entered into an agreement with an affiliate of Overseas Union Enterprise Limited (Singapore Stock Exchange: OUE) to sell U.S. Bank Tower and Westlawn Garage, each located in Downtown Los Angeles, California.

The purchase price is $367.5 million. The transaction is scheduled to close on June 28, 2013, following the expiration of the tax protection period on June 27, 2013. The buyer has made a non-refundable deposit in the amount of $7.5 million. The transaction is subject to customary closing conditions. Net proceeds from the transaction are estimated to be approximately $103 million and will be available for general corporate purposes, including potential loan rebalancing in connection with the refinancing of the Company’s upcoming 2013 debt maturities.

MPG Office Trust, Inc.
MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district. MPG Office Trust, Inc is a full-service real estate company with substantial in‑house expertise and resources in property management, leasing and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: risks associated with our liquidity situation, including our failure to obtain additional capital or extend or refinance debt maturities; risks associated with our failure to reduce our significant level of indebtedness; risks associated with the timing and consequences of loan defaults and non-core asset dispositions; risks associated with our loan modification and asset disposition efforts, including potential tax ramifications; risks associated with our ability to dispose of properties with potential value above the debt, if and when we decide to do so, at prices or terms set by or acceptable to us; general risks affecting the real estate industry (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the continued disruption of credit markets or a global economic slowdown; risks associated with the potential loss of key personnel (most importantly, members of senior management); risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and potential liability for uninsured losses and environmental contamination.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed on March 15, 2012 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558